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Exhibit 10.4

View Systems, Inc. Employment Agreement with David Bruggeman

EMPLOYMENT AGREEMENT

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    This Agreement (hereinafter "Agreement") is entered into between View Systems, Inc., whose principal place of business is 9693 Gerwig Lane, Suite O, Columbia, Maryland 21046, fax (410) 290-5917 ("Employer") David C. Bruggeman, 6529 Quiet Hours #103, Columbia, Md. 21045 ("Employee").

    In consideration of the employment or continued employment of Employee by Employer, Employer and Employee agree as follows:

    1. Employment, Complete Agreement, and Modification

    Commencing March 15, 1999, Employer agrees to employ or continue to employ Employee and Employee agrees to be employed by Employer on the terms and conditions set forth herein. This Agreement supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral. No provision of this Agreement may be modified except by a writing signed both by Employer and Employee.

    2. Duties

    Employee shall perform any and all duties now and hereafter assigned to Employee by Employer, or performed by Employee whether or not assigned to Employee. Employee agrees to abide by Employer's rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

    3. Termination of Employment

    This employee is employed at will. Employer may terminate Employee at any time with or without cause. Employee may terminate Employee's employment at any time with or without cause. Employer shall provide Employee either thirty (30) days prior written notice of termination or severance pay in an amount equal to Employee's salary on date of termination for thirty (30) days. Employee shall provide Employer thirty (30) days prior written notice of his or her termination.

    4. Health Insurance

    Employee shall receive continuous health insurance coverage from either Employer, or its subsidiaries or affiliates, with at least the same or better quality of coverage as was in effect on March 1, 1999, when Employee was employed by Employer's wholly owned subsidiary, Xyros Systems, Inc. Employer can provide this health insurance coverage through either a plan maintained by its subsidiaries or affiliates, or a plan maintained by Employer.

    5. Duty to Devote Full time and to Avoid Conflict of Interest

    Employee agrees that during the period of employment, Employee shall devote full-time efforts to his or her duties as an employee of Employer. During the period of employment, Employee further agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the business activities of Employer; and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interest of Employer.

    6. Information Disclosed Remains Property of Employer

    All ideas, concepts, information, and written material disclosed to Employee by Employer, or it's wholly owned subsidiary Xyros Systems, Inc. or acquired from a customer or prospective customer of Employer (or Xyros Systems, Inc.), are and shall remain the sole and exclusive property and proprietary information of Employer (including Xyros Systems, Inc.) or such customers, and are disclosed in confidence by Employer or permitted to be acquired from such customers in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer's(including Xyros Systems, Inc.) business.

    7. Inventions and Creations Belong to Employer

    Any and all inventions, discoveries, improvements, or creations (collectively "Creations") which Employee has conceived or made or may conceive or make during the period of employment, or the period of employment by any subsidiary/corporate affiliates of Employer, in any way, directly or indirectly, connected with Employer's business (including the business of its subsidiaries/corporate affiliates) shall be the sole and exclusive property of Employer. Employee agrees that all copyrightable works created by Employee or under Employer's direction in connection with Employer's business are "works made for hire" and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer. To the extent such works are not deemed to be "works made for hire," Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation.

    As related to View products, Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly or commonly with others; (ii) assign all such Creations to Employer; and (iii) execute and sign any and all applications, assignments, or other instruments which Employer may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to Employer all right, title, and interest in said Creations.

    It is understood that View Technologies, Inc., Xyros Systems, Inc. and RealView Systems, Inc. are corporate subsidiaries or affiliates of View Systems, Inc. The term Employer as it is used in paragraphs 6-12 herein shall be deemed to include these corporate subsidiaries or affiliates.

    8. Confidentiality

    a. Definition. During the term of employment with Employer, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information which are owned by Employer (or Xyros Systems, Inc.)and which are used in the operation of Employer's (or Xyros System's) business. "Trade secrets and other proprietary and confidential information" consist of, for example, and not intending to be inclusive, (i) software (source and object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records, and specifications; and (ii) information concerning any matters relating to the business of Employer (or Xyros Systems, Inc.) any of its customers, customer contact, licenses, the prices it obtains or has obtained for the licensing of its software products and services or hardware, or any other information concerning the business of the Employer (including Xyros Systems Inc.) and Employer's good will.

    b. No Disclosure. Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets and other proprietary and confidential information either during the term of this Agreement or for a period of 3 years after termination, except as required in the course of employment with Employer or by Order of a Court of competent jurisdiction over Employee. Employee shall use his best efforts in complying with this obligation.

    9. Return of Material

    Employee agrees that, upon request of Employer or upon termination of employment, Employee shall turn over to Employer all documents, disks or other computer media, or other material in his or her possession or under his or her control that (i) may contain or be derived from ideas, concepts, Creations, or trade secrets and other proprietary and confidential information as set forth, or (ii) are connected with or derived from Employee's services to Employer, or Xyros Systems Inc.

    10. Inducing Employees to Leave Employer; Employment of Employees

    Any attempt on the part of Employee to induce others to leave Employer's employ, or the employee of Employer's subsidiaries or corporate affiliates, or any effort by Employee to interfere with Employer's relationship with its other employees would be harmful and damaging to Employer. Employee agrees that during the term of employment and for a period of twelve (12) months thereafter, Employee will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer (or its subsidiaries, corporate affiliates) to quit employment with Employer (or its subsidiaries, corporate affiliates); (ii) otherwise interfere with or disrupt Employer's (or Employer's subsidiaries, corporate affiliates) relationship with its employees'; (iii) solicit, entice, or hire away any Employee of Employer (or Employer's subsidiaries, affiliates.

    11. Nonsolicitation of Business

    For a period of twelve (12) months from the date of termination of employment, Employee will not divert or attempt to divert from Employer (or its subsidiaries, corporate affiliates) any business Employer (or its subsidiaries, corporate affiliates) had enjoyed or solicited from its customers during the twelve (12) months prior to termination of his or her employment.

    12. Remedies—Injunction

    In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Employer—in addition to and not in limitation of any other rights, remedies, or damages available to Employer at law or in equity shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

    13. Severability

    In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provisions relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

    14. Governing Law

    This Agreement shall be construed and enforced according to the laws of the State of Maryland.

    15. Agreement Read, Understood, and Fair

    Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interest of Employer.

View Systems, Inc. EMPLOYER:	David C. Bruggeman EMPLOYEE:
Signature	Signature
Gunther Than	David C. Bruggeman
Chief Executive Officer
Date	Date

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Exhibit 10.4